Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION REPORTS RECORD QUARTERLY PRODUCTION VOLUMES, SECOND QUARTER 2010 RESULTS AND UPDATES 2010 FORECASTS AND CAP-EX BUDGET
Austin, TX — August 3, 2010 — Brigham Exploration Company (NASDAQ:BEXP) today announced record quarterly production volumes and its financial results for the second quarter and six months ended June 30, 2010.
SECOND QUARTER 2010 RESULTS
Our average daily production volumes for the second quarter 2010 were a quarterly record 7,756 barrels of crude oil equivalent (Boe) per day, up 71% from the second quarter 2009 and up 43% from the first quarter 2010. Our previous record quarterly production volumes of 7,709 Boe per day were achieved in the second quarter 2007 and reflected production contributions from several of our high rate Southern Louisiana natural gas wells.
Benefiting from both our operated and non-operated drilling activity in the Williston Basin, our crude oil production volumes for the second quarter 2010 averaged 5,584 barrels per day, which represents a 206% increase from that in the second quarter 2009 and a 57% sequential increase from that in the first quarter 2010. Our crude oil production volumes represented 72% of our total production volumes in the second quarter 2010 as compared to 40% in the second quarter 2009 and 66% in the first quarter 2010.
Our production volumes in the Williston Basin for the second quarter 2010 were 5,526 Boe per day, which represents a 334% increase from that in the second quarter 2009 and a 71% sequential increase from that in the first quarter 2010.
Our second quarter production volumes included approximately 5,089 barrels of crude oil produced during the quarter and added to inventory. Adjusting our production volumes for amounts included in inventory resulted in second quarter 2010 daily sales volumes of 7,700 Boe per day.
Revenues from the sale of crude oil and natural gas, including hedge settlements for the second quarter 2010, were up 186% to $41.4 million as compared to that in the second quarter 2009. Higher crude oil sales volumes and crude oil prices increased revenues by $16.5 million and $9.8 million, respectively. Higher natural gas prices increased revenues by $2.0 million while lower natural gas sales volumes decreased revenues by $1.0 million. Finally, lower hedge settlements reduced revenues by $0.4 million.
During the second quarter 2010, our average realized price for crude oil was $68.93 per barrel, which included a $0.26 per barrel loss due to the cash settlement of our crude oil derivative contracts. This compares to an average realized price in the second quarter 2009 of $48.06 per barrel, which included a $1.35 per barrel cash loss due to the settlement of our crude oil derivative contracts. Our average realized price for natural gas in the second quarter 2010 was $6.08 per Mcf, which included a $0.84 per Mcf cash gain associated with the settlement of our natural gas derivative contracts. This compares to an average realized price in the second quarter 2009 of $4.53 per Mcf, which included a $1.03 per Mcf cash gain due to the settlement of our natural gas derivative contracts.
Our second quarter 2010 production costs, which include costs for operating and maintaining (O&M expense) our producing wells, expensed workovers, ad valorem taxes and production taxes, were up $1.13 per Boe when compared to those in the second quarter 2009. The increase was largely driven by a $3.59 per Boe increase in production taxes, which was driven by higher commodity prices and higher levels of production in North Dakota, which are subject to an 11.5% tax rate. Expensed workovers increased $0.80 per Boe, with the majority of the increase due to several workovers of our conventional Gulf Coast and Anadarko Basin natural gas wells. The increases in production taxes and expensed workovers were partially offset by a $2.96 per Boe decrease in O&M expense due primarily to our higher production volumes.
Our general and administrative (G&A) expenses for the second quarter 2010 increased $0.4 million compared to the second quarter 2009 primarily because of an increase in employee compensation costs, which was partially associated with increased level of employee bonuses and bonus accruals as we re-instated our performance bonus plan in 2010 after suspending the plan in 2009.

Our depletion expense for the second quarter 2010 was $14.2 million ($20.56 per Boe) compared to $6.2 million ($15.30 per Boe) in the second quarter 2009. Our higher sales volumes increased depletion expense by $4.4 million and our higher depletion rate increased depletion expense by $3.6 million.
Our net interest expense for the second quarter 2010 decreased $1.3 million from the second quarter 2009. This decrease was primarily due to the repayment of our Senior Credit Facility as a result of our October 2009 equity offering.
We recorded no income tax expense in either the second quarter 2010 or the second quarter 2009, as we are reversing our deferred tax asset valuation allowance against deferred income tax expense.
Our reported net income for the second quarter 2010 was $18.5 million ($0.16 per diluted share) versus net income (loss) of ($7.0) million (($0.12) per diluted share) for the same period last year. Our after-tax earnings in the second quarter 2010 excluding unrealized mark-to-market hedging gains were $15.0 million ($0.13 per diluted share) as compared to our after-tax earnings (loss) in the second quarter 2009 excluding unrealized mark-to-market hedging losses and the non-cash write-down of the carrying value of our inventory were ($2.8) million (($0.05) per diluted share). After-tax earnings excluding the above items is a non-GAAP measure and a reconciliation of GAAP net income to after-tax earnings excluding the above items is included in our accompanying financial tables found later in this release.
In the second quarter, 2010, we spent $92.4 million in exploration and development capital expenditures. Exploration and development and total oil and gas capital expenditures for the second quarter 2010 and 2009 were:

	Three months ended June 30,
	2010	2009
	(in thousands)

Drilling	$71,324	$3,552
Net land and G&G	21,062	784

Exploration and development capital expenditures	$92,386	$4,336
Capitalized costs	4,405	2,923
Capitalized FAS 143 ARO	205	103

Total oil and gas capital expenditures	$96,996	$7,362

FIRST SIX MONTHS 2010 RESULTS
Our average daily production volumes for the first six months of 2010 were 6,588 barrels of crude oil equivalent (Boe) per day, up 34% from that in the first six months of 2009. Benefiting from both our operated and non-operated drilling activity in the Williston Basin, our crude oil production volumes for the first six months of 2010 averaged 4,568 barrels per day, which represents a 144% increase from that in the first six months of 2009. Our crude oil production volumes represented 69% of our total production volumes in the first six months of 2010 as compared to 38% in the first six months of 2009.
Our production volumes in the Williston Basin for the first six months of 2010 were 4,379 Boe per day, which represents a 240% increase from that in the first six months of 2009.
Our first six months of 2010 production volumes included approximately 10,101 barrels of crude oil produced and added to inventory during the period. Adjusting our production volumes for amounts included in inventory results in average first six months of 2010 daily sales volumes of 6,532 Boe per day.
Revenues from the sale of crude oil and natural gas including hedge settlements for the first six months of 2010 were up 98% to $70.9 million as compared to that in the first six months of 2009. Higher crude oil commodity prices and crude oil sales volumes increased revenues by $23.5 million and $19.8 million. Higher natural gas prices increased revenues by $3.6 million while lower natural gas sales volumes decreased revenues by $4.4 million. Lower hedge settlements reduced revenues by $7.4 million.

During the first six months of 2010, our average realized price for crude oil was $70.27 per barrel, which included a $0.28 per barrel loss due to the cash settlement of our crude oil derivative contracts. This compares to an average realized price in the first six months of 2009 of $44.18 per barrel, which included a $2.55 per barrel cash gain due to the settlement of our crude oil derivative contracts. Our average realized price for natural gas in the first six months of 2010 was $6.36 per Mcf, which included a $0.77 per Mcf cash gain associated with the settlement of our natural gas derivative contracts. This compares to an average realized price in the first six months of 2009 of $6.33 per Mcf, which included a $2.40 per Mcf cash gain due to the settlement of our natural gas derivative contracts.
Our production costs for the first six months of 2010 were up $2.73 per Boe when compared to those in the corresponding period last year. The increase was largely driven by a $3.59 per Boe increase in production taxes, which was driven by higher commodity prices and higher levels of production in North Dakota, which are subject to an 11.5% tax rate. Expensed workovers increased $1.10 per Boe, with the majority of the increase due to several workovers of our conventional Gulf Coast and Anadarko Basin natural gas wells. The increases in production taxes and expensed workovers were partially offset by a $1.79 per Boe decrease in O&M expense due primarily to our higher production volumes.
Our G&A expenses for the first six months of 2010 increased $1.4 million compared to those in the corresponding period last year primarily because of an increase in employee compensation costs, which was partially associated with increased levels of employee bonuses and bonus accruals as we re-instated our performance bonus plan in 2010 after suspending the plan in 2009.
Our depletion expense for the first six months of 2010 was $23.5 million ($19.95 per Boe) versus $16.1 million ($18.12 per Boe) in the first six months of 2009. Our higher sales volumes increased depletion expense by $5.2 million and higher depletion rate increased depletion expense by $2.1 million.
Our net interest expense for the first six months of 2010 decreased $2.5 million from the corresponding period last year. This decrease was primarily due to the repayment of our Senior Credit Facility as a result of our October 2009 equity offering.
We recorded no income tax expense in either the first six months of 2010 or the corresponding period last year, as we are reversing our deferred tax asset valuation allowance against deferred income tax expense.
Our reported net income for the first six months of 2010 was $29.8 million ($0.27 per diluted share) versus net income (loss) of ($126.0) million (($2.39) per diluted share) for the same period last year. Our after-tax earnings in the first six months of 2010 excluding unrealized mark-to-market hedging gains were $23.2 million ($0.21 per diluted share) as compared to our after-tax earnings (loss) in the first six months of 2009 excluding the effect of our first quarter 2009 ceiling test write-down, unrealized mark-to-market hedging losses, and $2.2 million non-cash write-down of the carrying value of our inventory were ($2.2) million (($0.04) per diluted share). After-tax earnings excluding the above items is a non-GAAP measure and a reconciliation of GAAP net income to after-tax earnings excluding the above items is included in our accompanying financial tables found later in this release.
Through June 30, 2010, we spent $144.5 million in exploration and development capital expenditures. Exploration and development and total oil and gas capital expenditures for the first six months of 2010 and 2009 were:

	Six months ended June 30,
	2010	2009
	(in thousands)

Drilling	$114,930	$26,492
Net land and G&G	29,539	(5,687)

Exploration and development capital expenditures	$144,469	$20,805
Capitalized costs	8,974	5,663
Capitalized FAS 143 ARO	257	275

Total oil and gas capital expenditures	$153,700	$26,743

THIRD AND FOURTH QUARTER 2010 FORECASTS
The following forecasts and estimates for the third quarter and fourth quarter 2010 are forward-looking statements subject to the risks and uncertainties identified in the “Forward-Looking Statements Disclosure” at the end of this release.

We are forecasting that our third quarter 2010 total production volumes to average between 7,900 Boe per day and 8,400 Boe per day and that our crude oil volumes will comprise approximately 72% of our total third quarter production volumes. We are forecasting that our fourth quarter 2010 total production volumes to average between 9,500 Boe per day and 10,500 Boe per day and that our crude oil volumes will comprise approximately 74% of our total fourth quarter production volumes.
For the third quarter 2010, lease operating expenses are projected to be $6.63 per Boe based on the mid-point of our production guidance, production taxes are projected to be approximately 9.5 to 10.0% of pre-hedge crude oil and natural gas revenues, and general and administrative expenses are projected to be $2.9 million ($3.93 per Boe).
UPDATED 2010 EXPLORATION AND DEVELOPMENT BUDGET
Our updated 2010 exploration and development capital budget will fund approximately 37.8 net Williston Basin wells, two net Vicksburg wells in South Texas and 3.5 net wells primarily in the West Texas Wolfberry oil resource play. Included in the updated budget are capital expenditures associated with four transactions and organic leasing to acquire Williston Basin acreage totaling approximately 52,800 net acres. Our updated 2010 exploration and development capital budget is as follows:

(in millions)
Drilling	$275.5
Field level infrastructure	32.8
Land and seismic	41.8
Acreage acquisitions	53.9

Exploration and development capital expenditures	$404.0
MANAGEMENT COMMENTS
Gene Shepherd, Brigham’s Chief Financial Officer, commented, “During the second quarter, the further acceleration in our horizontal Bakken and Three Forks drilling program led to record production volumes, which was the primary factor contributing to our record financial performance for the quarter. Furthermore, we ended the second quarter with $333 million of cash, cash equivalents and investments on the balance sheet and an undrawn credit facility. When combined with our growing cash flow and expanded hedging program, this level of liquidity ensures the company’s ability to continue to fund the ramp up in our Bakken and Three Forks drilling program that we have been building to for the last several years, ensuring a strong level of operational performance for the second half of 2010.”
Gene Shepherd continued, “The $110 million increase in our 2010 budget takes our exploration and development capital expenditures to $404 million. We are very excited about the fact that roughly $69 million or 62% of the cap-ex increase will fund the acquisition of additional Williston Basin acreage primarily in our Rough Rider project area. The fact that roughly 34,000 or 64% of the 52,800 net acres acquired is located in our core, de-risked project areas makes our recently completed second quarter, given these acreage acquisitions in combination with our operational successes, a period of significant net asset value growth for our shareholders.”
CONFERENCE CALL INFORMATION
Our management will host a conference call to discuss operational and financial results for the second quarter 2010 with investors, analysts and other interested parties on Wednesday, August 4, at 11:00 a.m. Eastern Time. To participate in the call, participants within the U.S. please dial 888-713-4211 and participants outside the U.S. please dial 617-213-4864. The participant passcode for the call is 48199177. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P8W9TULAA. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference. A telephone recording of the conference call will be available approximately two hours after the call is completed through 12:00 p.m. Eastern Time on Wednesday, August 11, 2010. To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888. The passcode for the conference call playback is 86879958. In addition, a live and archived web cast of the conference call will be available over the Internet at either www.bexp3d.com or www.streetevents.com.

A copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on Wednesday, August 4, 2010, will be available on our website. To access the press release, go to www.bexp3d.com, click on Investor Relations and then click on News Releases. The file with a copy of the press release is named Brigham Exploration Reports Second Quarter 2010 Results and is dated Tuesday, August 3, 2010. To access the other financial and statistical information that will be covered by the conference call that will take place on Wednesday, August 4, 2010, go to www.bexp3d.com, click on Investor Relations and then click on Event Calendar. The file with the other financial and statistical information is named Financial and Statistical Information for the Second Quarter 2010 Conference Call and is dated Tuesday, August 3, 2010.
ABOUT BRIGHAM EXPLORATION
Brigham Exploration Company is an independent exploration, development and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and natural gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and natural gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.
Contact:	Rob Roosa, Finance Manager (512) 427-3300

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues:
Crude oil sales	$34,423	$8,105	$57,293	$14,055
Natural gas sales	6,141	5,104	12,201	12,963
Hedging settlements	861	1,286	1,443	8,807

	41,425	14,495	70,937	35,825
Unrealized hedging gains/ losses	3,501	(4,013)	6,553	(6,891)

	44,926	10,482	77,490	28,934
Other revenue	4	32	13	66

Total revenue	44,930	10,514	77,503	29,000

Costs and expenses:
Lease operating	4,371	3,573	8,720	7,372
Production taxes	3,900	831	6,408	1,645
General and administrative	2,711	2,264	5,797	4,386
Depletion of crude oil and natural gas properties	14,247	6,233	23,458	16,066
Impairment of crude oil and gas properties	—	—	—	114,781
Depreciation and amortization	261	167	494	316
Loss on inventory valuation	—	128	—	2,167
Accretion of discount on asset retirement obligations	104	105	209	206

	25,594	13,301	45,086	146,939

Operating income (loss)	19,336	(2,787)	32,417	(117,939)

Other income (expense):
Interest expense, net	(2,931)	(4,251)	(5,835)	(8,378)
Interest income	887	111	1,340	204
Other income (expense)	1,181	(33)	1,866	82

	(863)	(4,173)	(2,629)	(8,092)

Income before income taxes	18,473	(6,960)	29,788	(126,031)

Income tax expense:
Current	—	—	—	—
Deferred	—	—	—	—

	—	—	—	—

Net income (loss)	$18,473	$(6,960)	$29,788	$(126,031)

Net income per share available to common stockholders:
Basic	$0.16	$(0.12)	$0.28	$(2.39)

Diluted	$0.16	$(0.12)	$0.27	$(2.39)

Weighted average shares outstanding:
Basic	113,426	59,687	106,473	52,745

Diluted	115,383	59,687	108,491	52,745

BRIGHAM EXPLORATION COMPANY
PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Average net daily production volumes:
Crude oil (Bbls)	5,584	1,823	4,568	1,875
Natural gas (MMcf)	13.0	16.2	12.1	18.3
Equivalent crude oil (Boe) (6:1)	7,756	4,526	6,588	4,933

Total net production volumes:
Crude oil (MBbls)	503	164	822	338
Natural gas (MMcf)	1,173	1,460	2,182	3,302
Equivalent crude oil (MBoe) (6:1)	698	407	1,186	888
% Crude oil	72%	40%	69%	38%

Increase in inventory:
Crude oil (Bbls)	5,089	—	10,101	—
Natural gas (MMcf)	—	—	—	—
Equivalent crude oil (Boe) (6:1)	5,089	—	10,101	—

Average net daily sales volumes (Average net production volumes less average net daily increase in inventory):
Crude oil (Bbls)	5,528	1,823	4,512	1,875
Natural gas (MMcf)	13.0	16.2	12.1	18.3
Equivalent crude oil (Boe) (6:1)	7,700	4,526	6,532	4,933

Total net sales volumes (Total net production volumes less increase in inventory):
Crude oil (MBbls)	497	164	812	338
Natural gas (MMcf)	1,173	1,460	2,182	3,302
Equivalent crude oil (MBoe) (6:1)	693	407	1,176	888
% Crude oil	72%	40%	69%	38%

Sales price:
Crude oil ($/Bbl)	$69.19	$49.41	$70.55	$41.63
Natural gas ($/Mcf)	5.24	3.50	5.59	3.93
Equivalent crude oil ($/Boe) (6:1)	58.53	32.40	59.09	30.42

Sales price including derivative settlement gains (losses):
Crude oil ($/Bbl)	$68.93	$48.06	$70.27	$44.18
Natural gas ($/Mcf)	6.08	4.53	6.36	6.33
Equivalent crude oil ($/Boe) (6:1)	59.78	35.58	60.32	40.32

Sales price including derivative settlement gains (losses) and unrealized gains (losses):
Crude oil ($/Bbl)	$79.16	$29.56	$77.12	$31.32
Natural gas ($/Mcf)	4.73	3.86	6.81	5.56
Equivalent crude oil ($/Boe) (6:1)	64.83	25.74	65.89	32.58

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets:
Current assets	$396,353	$158,439
Oil and natural gas properties, net (full cost method)	447,269	330,733
Other property and equipment, net	8,284	3,025
Other non-current assets	10,306	6,059

Total assets	$862,212	$498,256

Liabilities and stockholders’ equity:
Current liabilities	$124,488	$67,773
Senior notes	159,087	158,968
Other non-current liabilities	5,622	7,232

Total liabilities	$289,197	$233,973
Stockholders’ equity	573,015	264,283

Total liabilities and stockholders’ equity	$862,212	$498,256

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income	$18,473	$(6,960)	$29,788	$(126,031)
Depletion, depreciation and amortization	14,508	6,400	23,952	16,382
Impairment of oil and gas properties	—	—	—	114,781
Accretion of discount on ARO	104	105	209	206
Amortization of deferred loan fees and debt issuance costs	508	330	1,014	626
Non-cash stock compensation	611	444	1,038	797
Market value adjustments for derivatives instruments	(6,208)	4,013	(9,260)	6,891
Deferred income tax expense	—	—	—	—
Other noncash items	—	(1)	(1)	35
Changes in operating assets and liabilities	12,951	(1,819)	20,180	2,260

Cash flows provided by operating activities	$40,947	$2,512	$66,920	$15,947

Cash flows used by investing activities	(250,882)	(19,109)	(293,792)	(45,498)
Cash flows (used) provided by financing activities	268,281	57,652	268,913	57,594

Net increase (decrease) in cash and cash equivalents	$58,346	$41,055	$42,041	$28,043

SUMMARY PER BOE DATA
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues:
Crude oil and natural gas sales	$58.53	$32.40	$59.09	$30.42
Hedge settlements	1.24	3.18	1.23	9.90
Unrealized hedge gains (losses)	5.05	(9.84)	5.57	(7.74)
Other revenue	0.01	0.06	0.01	0.06

	$64.83	$25.80	$65.90	$32.64

Costs and expenses:
Lease operating	6.30	8.76	7.41	8.28
Production taxes	5.63	2.04	5.45	1.86
General and administrative	3.91	5.58	4.93	4.92
Depletion of crude oil and natural gas properties	20.56	15.30	19.95	18.12
Impairment of crude oil and natural gas properties	—	—	—	129.24
Depreciation and amortization	0.38	0.42	0.42	0.36
Loss on inventory valuation	—	0.30	—	2.46
Accretion of discount on ARO	0.15	0.24	0.18	0.24

	$36.93	$32.64	$38.34	$165.48

Operating income (loss)	$27.90	$(6.84)	$27.56	$(132.84)

Interest expense, net of interest income (a)	(2.94)	(10.14)	(3.82)	(9.18)
Other income (expense)	1.70	(0.06)	1.59	0.12

Adjusted income	$26.66	$(17.04)	$25.33	$(141.90)

(a)	Calculated as interest expense minus interest income divided by production for period.
BRIGHAM EXPLORATION COMPANY
RECONCILIATION OF GAAP NET INCOME TO EARNINGS WITHOUT THE EFFECT OF CERTAIN ITEMS
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Net income (loss) as reported	$18,473	$(6,960)	$29,788	$(126,031)
Unrealized derivative (gains) losses	(3,501)	4,013	(6,553)	6,891
Impairment of crude oil and natural gas properties	—	—	—	114,781
Loss on inventory valuation	—	128	—	2,167
Tax impact	—	—	—	—

Earnings without the effect of certain items	$14,972	$(2,819)	$23,235	$(2,192)

Earnings without the effect of certain items represent net income excluding both unrealized gains and losses on derivative contracts and our non-cash impairment change in our oil and gas properties. Management believes that exclusion of both of these items will help enhance comparability of operating results between periods.

SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF AUGUST 3, 2010
(unaudited)

		2010		2011				2012
		Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Crude Oil Costless Collars:
Daily volumes	Bbls/d	3,500	4,114	4,256	4,610	4,935	5,207	5,330	5,330	1,685
Floor	$/Bbl	$63.92	$63.64	$66.57	$65.91	$65.83	$65.72	$65.62	$65.62	$65.00
Cap	$/Bbl	$94.60	$95.49	$98.63	$99.26	$99.67	$99.81	$100.42	$100.42	$101.57

Crude Oil Floors:
Daily volumes	Bbls/d	—	—	1,000	1,000	1,000	1,000	1,000	1,000	—
Floor	$/Bbl	$—	$—	$65.00	$65.00	$65.00	$65.00	$65.00	$65.00	$—

Natural Gas Costless Collars:
Daily volumes	MMBtu/d	7,500	5,870	6,000	3,626	3,587	3,587	—	—	—
Floor	$/MMBtu	$5.51	$5.94	$6.17	$5.48	$5.48	$5.48	$—	$—	$—
Cap	$/MMBtu	$7.02	$7.59	$7.79	$7.16	$7.16	$7.16	$—	$—	$—
Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.